UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 27, 2017

(Date of earliest event reported)

CA, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-9247	13-2857434
(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(800) 225-5224

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2017, CA, Inc. (the “Company”), as a borrower, amended and restated its $1.0 billion unsecured revolving credit facility (including a letter of credit sub-facility) (the “Amended and Restated Credit Agreement”), among the Company, Citibank, N.A., as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, N.A. (“JPMorgan”) and Morgan Stanley MUFG Loan Partners, LLC (“MS MUFG”), as co-syndication agents, Barclays Bank PLC, BNP Paribas, HSBC Bank USA, National Association, Keybank National Association, PNC Bank, National Association, The Bank of Nova Scotia, U.S. Bank National Association and Wells Fargo Bank, National Association, as documentation agents, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan and MS MUFG, as joint lead arrangers and joint bookrunners, and the other banks and financial institutions party thereto. The Amended and Restated Credit Agreement comprises commitments from 18 financial institutions. The Amended and Restated Credit Agreement expires June 27, 2022. However, the Company has the option to extend such expiration date for additional one-year terms with the written consent of lenders having at least 50% of the commitments. Upon the approval of the Company’s Board of Directors or a duly authorized committee, the Company may, at its option and subject to customary conditions, request an increase in the aggregate commitment of up to $500 million.

Borrowings under the Amended and Restated Credit Agreement will bear interest at a rate dependent on the Company’s credit ratings at the time of the borrowing and, at the Company’s option, will be calculated according to a base rate or a Eurocurrency rate, as the case may be, plus an applicable margin fee. Depending on the Company’s credit ratings at the time of borrowing, the applicable margin for a base rate borrowing ranges from 0.00% to 0.500% and the applicable margin for a Eurocurrency borrowing ranges from 0.795% to 1.300%. At the Company’s current credit ratings, the applicable margin would be 0.125% for a base rate borrowing and 1.000% for a Eurocurrency borrowing. In addition, the Company must pay facility fees, payable in arrears, quarterly on the first day of each January, April, July, and October, commencing July 1, 2017, at rates, depending on the Company’s credit ratings, ranging from 0.080% to 0.200% of the aggregate amount of each lender’s revolving credit commitment. Based on the Company’s current credit ratings, the facility fee is 0.125% per annum of the $1.0 billion committed amount.

The Amended and Restated Credit Agreement contains customary covenants for transactions of this type, including two financial covenants: (i) for the 12 months as of any date, the ratio of consolidated debt for borrowed money to consolidated cash flow, each as defined in the Amended and Restated Credit Agreement, must not exceed 4.00 to 1.00 and (ii) for the 12 months as of any date, the ratio of consolidated cash flow to the sum of interest payable on, and amortization of debt discount in respect of, all consolidated debt for borrowed money, as defined in the Amended and Restated Credit Agreement, must not be less than 3.50 to 1.00. The Amended and Restated Credit Agreement provides for customary events of default, including, among other things, defaults relating to other indebtedness of at least $100,000,000 in the aggregate being rendered against the Company or its subsidiaries, judgments in excess of $100,000,000 in the aggregate being rendered against the Company or its subsidiaries, the acquisition of 40% or more by any person or group of any outstanding class of capital stock having ordinary voting power in the election of directors of the Company, and the incurrence of certain liabilities in excess of $100,000,000 in the aggregate under the Employee Retirement Income Security Act of 1974, as amended. In addition, the Amended and Restated Credit Agreement contains the customary market language with respect to the recognition of the applicable European Union bail-in legislation.

Certain of the lenders, agents and other parties to the Amended and Restated Credit Agreement, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its subsidiaries. These lenders, agents and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for these services.

The foregoing description of the Amended and Restated Credit Agreement and related matters is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated June 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Michael C. Bisignano
Michael C. Bisignano Executive Vice President, General Counsel and Corporate Secretary

Dated: June 28, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated June 27, 2017.